Exhibit (h)(13)(ii)
Execution
AMENDMENT TO SUB-ADMINISTRATION AGREEMENT
     This Amendment to the Sub-Administration Agreement (the “Amendment”) is made as of February 17, 2012 by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), and Allianz Global Investors Fund Management, LLC (the “Investment Manager”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement (as defined below).
     WHEREAS, the Investment Manager and Sub-Administrator entered into a Sub-Administration Agreement dated as of June 1, 2005 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and
     WHEREAS, the Investment Manager and the Sub-Administrator desire to amend the Agreement as more particularly set forth below.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.	Amendments.
(a)	Section 5 (Administration Services) of the Agreement is hereby amended by inserting the following new sub-section immediately after sub-section (h):

“Money Market Services
i.	For the fund(s) listed on Schedule D hereto, prepare and coordinate the monthly filing of Form N-MFP for such Fund(s).”
(b)      Schedule D, attached hereto and incorporated herein, is hereby added to the Agreement.
(c)      Section 12 of the Agreement is hereby amended by replacing the final sentence of subsection (a) with the following: “After the Initial Term, either party may terminate the entire Agreement or one or more of the Administrative Services, Fee Waiver Calculation Services, Expense Manager Services, Compliance Services or Money Market Services, in each case individually, upon at least one-hundred twenty (120) days prior written notice to the other party.”
2.	Miscellaneous.
(a)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(b)	Each Fund hereby confirms that Schedules A, B and C to the Agreement are true, correct and complete in all respects as of the date hereof.

Execution
(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Remainder of page intentionally left blank.]

Execution
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.
STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President
ALLIANZ GLOBAL INVESTORS FUND
MANAGEMENT, LLC

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	Managing Director

Execution
SUB-ADMINISTRATION AGREEMENT
February 17, 2012
Schedule D
Listing of Funds Receiving Money Market Funds Services
Allianz Global Investors Money Market Fund

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